UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 1, 2005

PROCENTURY CORPORATION

(Exact Name of registrant as Specified in Charter)

Ohio	000-50641	31-1718622
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

465 Cleveland Avenue, Westerville, Ohio 43082
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 614-895-2000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

     On June 1, 2005, ProCentury Corporation (the “Company”), through its subsidiary, Century Surety Company (“Century”), acquired from Fireman’s Fund Insurance Company the outstanding stock of Fireman’s Fund Insurance Company of Texas (“FFTX”), causing FFTX to become a wholly-owned subsidiary of Century. Century expects to change FFTX’s name to ProCentury Insurance Company.

     FFTX is a Texas domiciled property and casualty company licensed in Texas, Oklahoma and California. In addition, FFTX is authorized to write insurance on a non-admitted basis in Florida and Louisiana. The acquisition is part of the Company’s long-term plan to develop business that requires admitted status, as well as its continued focus on growing its excess and surplus lines business. The Company expects to immediately begin the process of expanding the licensing of the new subsidiary but does not expect significant business development within the new unit until it completes the licensing process in several states.

     The purchase price was equal to $300,000 plus the minimum statutory capital amount required to be maintained by FFTX as of the closing of $5.4 million. In connection with the acquisition, Fireman’s Fund Insurance Company entered into an indemnity reinsurance agreement with FFTX transferring all past liabilities of FFTX to Fireman’s Fund Insurance Company.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROCENTURY CORPORATION (Registrant)

Date: June 7, 2005	By:	/s/ Charles D. Hamm, Jr.

Charles D. Hamm, Jr. Chief Financial Officer and Treasurer